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                                 Exhibit (c)(2)

[Bear Stearns logo]


                                                        Bear, Stearns & Co. Inc.
                                                                 245 Park Avenue
                                                        New York, New York 10167
                                                                  (212) 272-2000


                                                               September 5, 1997




Invacare Corporation
899 Cleveland Street
Elyria, OH 44036

Attention:        Thomas Miklich
                  Chief Financial Officer


         You have requested that Suburban Ostomy Supply Co., Inc. (the "Company"), provide you with financial, operating and other information concerning the Company, which may include confidential information which has not been generally disclosed to the public, for use in connection with a possible transaction (a "Transaction") between you and the Company and/or its shareholders.

         It is acknowledged that it would be in the best interests of the Company that, if a Transaction is to proceed, confidential information be made available to you for purposes of evaluating and/or implementing a Transaction. Therefore, subject to the terms and conditions hereof, and to the extent which the Company in its sole discretion considers advisable in the circumstances, the Company agrees to provide certain Information (as defined below) to you for the purpose of evaluating a possible Transaction.

         All information relating to the Company and its affiliates now or hereafter furnished to you by the Company or its affiliates or their respective directors, officers, employees, agents or representatives, and all analyses, compilations, or other documents prepared by you or your directors, officers, employees, agents or representatives (collectively, your "Representatives"), containing or based upon, in whole or in pan, any such information is referred to herein as the "Information"). As a condition to the agreement and consent of the Company herein contained, you and the Company agree as follows:

         Except as may be permitted pursuant to this Agreement, you will not, and will direct your Representatives not to, disclose to any other person that the Information has been made available
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to you, that discussions or negotiations are taking place concerning a potential
Transaction, or any of the terms, conditions or other facts with respect to any such Transaction. The term "person" as used in this Agreement shall be broadly interpreted to include, without limitation, any individual, corporation, company, group, partnership or other entity.

         You will keep the Information confidential and will not, without the prior written consent of the Company, disclose in any manner whatsoever, in whole or in part, and will not use directly or indirectly, the Information other than to evaluate a potential Transaction, You agree to transmit the Information only to those of your Representatives who need to know the Information in order to assist you in evaluating a potential Transaction, who shall be informed by you of the confidential nature of the Information and who agree to be bound by the terms of this Agreement. You agree to be responsible for any breach of this Agreement by any of your Representatives. You shall make all reasonable, necessary or appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby.

         If you determine that you do not wish to be involved in a Transaction, you will promptly advise the Company of that fact. If the Company requests for any reason whatsoever, you will promptly re-deliver to the Company or destroy all documents furnished by the Company or its representatives to you or your Representatives or derived by you or your Representatives therefrom constituting the Information, without retaining copies thereof.

         The obligations imposed on you hereunder shall not apply to any Information (i) which is or becomes generally available to the public other than as a result of a disclosure by your or your Representatives; (ii) which becomes available to you on a non-confidential basis from a source other than the Company or its affiliates of their respective representatives, provided that to your knowledge, such source is not bound by a confidentiality agreement with the Company or its affiliates or is not otherwise prohibited from transmitting the Information to you by a contractual, legal or fiduciary obligation; or (iii) which was known to you on a non-confidential basis prior to disclosure to you by the Company or its affiliates or their respective representatives, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy of the Company or another party.

         Although you understand that the Company will attempt to include in the Information those materials which are believed to be reliable and relevant to assist you in evaluating a potential Transaction, you acknowledge that neither the Company nor any of its representatives makes any representation or Warranty as to the accuracy or completeness of the Information, or shall have any liability with respect thereto, except as otherwise provided in a definitive agreement with the Company entered into in connection with the Transaction which provides specific representations or warranties and only to the extent of such specific representations or warranties.

         In the event that you or any of your Representatives becomes legally compelled (by oral questions, interrogations, requests for information or documents, subpoena, civil investigative
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demand or similar process) to disclose any of the Information, you will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. You will cooperate with the Company on a reasonable basis in its efforts to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions of this Agreement, you or your Representatives will furnish only that portion of the Information which is legally required and you will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Information.

         You acknowledge that you are aware, and you will advise your Representatives, that securities laws prohibit any person who has received from an issuer material non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or selling securities of such issuer or from communicating such information to any other person.

         During the period of two years from the date hereof, you and your affiliates shall not, without the prior written authorization of the board of directors of the Company: (i) acquire or agree to acquire or make any proposal to acquire, in any manner, any securities or property of the Company or its affiliates, (ii) assist, advise or encourage any other persons to acquire or agree to acquire, in any manner, any securities or property of the Company or its affiliates; (iii) solicit proxies of the Company's shareholders, or form, join or in any way participate in a proxy group; (iv) seek any modification to or waiver of your agreements and obligations under this Agreement, or (v) make any public announcement with respect to the foregoing, except as may be required by applicable law or regulatory authorities. Nothing herein shall be deemed to prohibit you or your affiliates from acquiring an indirect interest in the Company through the investment in a public mutual fund which has invested in the Company.

         Without the prior written consent of the Company, you agree that you shall not, for a period of two years from the date hereof, solicit to employ or employ any person who is now employed by the Company and who is identified by you in connection with your evaluation of a potential Transaction.

         You acknowledge and agree that the Company would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Agreement were not performed by you in accordance with their specific terms or were otherwise breached by you in accordance with their specific terms or were otherwise breached by you. Accordingly, you agree that the Company shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof in addition to any other remedy to which the company may be entitled at law or in equity. The prevailing party in any such litigation will be entitled to payment of its legal fees and disbursements, court costs and other expenses of enforcing, defending or otherwise protecting its interest hereunder.
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         It is further understood and agreed that no failure or delay by the
Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

         You agree that unless and until a definitive Agreement between the Company and you with respect to a Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this or any written or oral expression with respect to such a Transaction by any of the Company's directors, officers, employees, agents or other representatives except, in the case of this letter, for the matters specifically agreed to herein. You acknowledge and agree that (a) the Company and its advisors are free to conduct a process which may lead the Company to conclude the Transaction as it in its sole discretion may determine, (b) the Company reserves the right, in its sole discretion, to change the procedures relating to its consideration of a Transaction at any time without prior notice to you (including, without limitation, by negotiation with a third party with respect to a business transaction and entering into a definitive agreement relating thereto) to reject any and all proposals made with regard to a Transaction and to terminate discussions and negotiations at any time for any reason.

         You agree that unless otherwise consented to by the Company, all requests for Information, and any questions related thereto, will be directed to Bear, Stearns & Co. Inc., 245 Park Avenue, New York, NY 10167, (212)272-2000,
Attention: Robert Yedid.

         This Agreement shall insure for the benefit of and be binding upon each of the parties and/or their respective successors and assigns. This Agreement shall constitute the entire Agreement between the parties with respect to the subject matter hereof and may not be modified or amended except by written consent of those parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and the Federal court located in Boston, Massachusetts.
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         If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter whereupon this letter will constitute our agreement with respect to the subject matter hereof.

                              Very truly yours,

                              BEAR, STEARNS & CO. INC.
                              for itself and on behalf of Suburban Ostomy
                              Supply Company, Inc.



                              By:   /s/ Robert Yedid
                                    -------------------------------------
                                    Managing Director


Confirmed and Agreed to
this 5 day of September, 1997

         Invacare Corporation


By:   /s/ Thomas R. Miklich
      ---------------------------
      Name: Thomas R. Miklich
      Title: CFO